Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2007, in Supplement No. 1 to the Prospectus related to the Registration Statement (Form S-11 No. 333-136273) of Institutional REIT, Inc. for the registration of 250,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, GA

March 27, 2007